Exhibit 2.3

CONTRIBUTION AGREEMENT

between

FIRST AMERICAN REAL ESTATE SOLUTIONS, LLC

and

FIRST ADVANTAGE CORPORATION

Dated as of [                        ], 2005

LOSANGELES 403828 (2K)

TABLE OF CONTENTS1

ARTICLE I.
DEFINITIONS AND INTERPRETATIONS

1.1	Defined Terms	1
1.2	Principles of Construction.	6

ARTICLE II.
REPRESENTATIONS OF CONTRIBUTOR

2.1	Existence and Good Standing	7
2.2	Binding Effect	7
2.3	Company; Subsidiaries	7
2.4	Financial Statements	8
2.5	Books and Records	8
2.6	Title to Properties; Encumbrances	9
2.7	Real Property	9
2.8	Leases	9
2.9	Material Contracts	10
2.10	Restrictive Documents	11
2.11	Litigation	11
2.12	Taxes	11
2.13	Intellectual Properties	12
2.14	Compliance with Laws	14
2.15	Governmental Licenses	15
2.16	Labor Matters	15
2.17	Consents and Approvals; No Violations	15
2.18	Broker’s or Finder’s Fees	16
2.19	Copies of Documents	16
2.20	Investment	16
2.21	Affiliate Transactions	16
2.22	Undisclosed Liabilities	17
2.23	Disclosure	17
2.24	XRES Business	17
2.25	Poway Rent	17

ARTICLE III.
REPRESENTATIONS OF BUYER

3.1	Existence and Good Standing	17
3.2	Binding Effect	18

[1]	This Table of Contents is provided for convenience only and does not form a part of this Contribution Agreement.

LOSANGELES 403828 (2K)	(i)

3.3	Capitalization	18
3.4	SEC Reports and Financial Statements	19
3.5	Restrictive Documents	19
3.6	Litigation	19
3.7	Compliance with Laws	20
3.8	Consents and Approvals; No Violations	20
3.9	Broker’s or Finder’s Fees	20
3.10	Copies of Documents	20
3.11	Board Approval	20
3.12	Undisclosed Liabilities	21
3.13	Disclosure	21

ARTICLE IV.
THE TRANSACTION

4.1	Contribution of Contributed Assets	21
4.2	Excluded Assets	22
4.3	Assumed Liabilities	25
4.4	Excluded Liabilities	25
4.5	Consideration	26
4.6	Closing	26

ARTICLE V.
CERTAIN COVENANTS

5.1	Employees	27
5.2	Certain Benefits Relating to Acquisition Agreements	27
5.3	Nonassignable Contracts	27
5.4	Method of Conveyance	28
5.5	Sublease	28

ARTICLE VI.
INDEMNIFICATION

6.1	Survival of Representations	28
6.2	Indemnification	28
6.3	Indemnification Procedure.	30

	ARTICLE VII.
	TAX MATTERS

7.1	Tax Returns	32
7.2	Payment of Taxes	32
7.3	Transfer Taxes	33
7.4	Controversies	33
7.5	Indemnification for Taxes.	33
7.6	Allocation of Consideration	34
7.7	Post-Closing Access and Cooperation	34

LOSANGELES 403828 (2K)	(ii)

ARTICLE VIII
MISCELLANEOUS

8.1	Knowledge	34
8.2	Expenses	35
8.3	Publicity; Confidentiality	35
8.4	Governing Law; Jurisdiction	35
8.5	Notices	36
8.6	Parties in Interest	37
8.7	Counterparts	37
8.8	Entire Agreement	37
8.9	Amendments	37
8.10	Severability	37
8.11	Extension; Waiver	38
8.12	No Other Representations or Warranties	38
8.13	Third Party Beneficiaries	38

LOSANGELES 403828 (2K)	(iii)

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (as the same may be amended, modified and supplemented from time to time, this “Agreement”) is entered into as of [            ], 2005 by and between FIRST AMERICAN REAL ESTATE SOLUTIONS, LLC, a California limited liability company (“Contributor”), and FIRST ADVANTAGE CORPORATION, a Delaware corporation (“FADV”; Contributor and FADV are each a “Party” and are collectively the “Parties”).

W I T N E S S E T H :

WHEREAS, Contributor is (a) the record owner of a 50.1% membership interest in RELS, LLC, a Delaware limited liability company (“RELS”); and (b) the owner of the securities, assets, properties and rights constituting Contributor’s CREDCO Division (collectively, the “Division”), including all of the issued and outstanding capital stock of First American Credco of Puerto Rico, Inc., a Delaware corporation (the “Company”);

WHEREAS, Contributor, The First American Corporation, First American Real Estate Information Services, Inc. and FADV are parties to that certain Master Transfer Agreement, dated as of May 25, 2005 (the “Master Transfer Agreement”), pursuant to which, among other things, Contributor and FADV shall have entered into this Agreement as a condition precedent to closing of the transactions contemplated by the Master Transfer Agreement; and

WHEREAS, Contributor desires to contribute, and FADV desires to accept the contribution of, the Division pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

1.1 Defined Terms. Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned in the Master Transfer Agreement. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“24/7” has the meaning provided in Section 2.14(k).

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act of 1933, as amended.

“Acquisition Agreements” has the meaning provided in Section 5.2.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and

LOSANGELES 403828 (2K)	-1-

policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that FADV and its Subsidiaries shall not be deemed to be Affiliates of Contributor, the Company for purposes of this Agreement, and Contributor and its Subsidiaries (including the Company) shall not be deemed to be Affiliates of FADV for purposes of this Agreement.

“Agreement” has the meaning provided in the introductory paragraph.

“Agreed Claims” has the meaning provided in Section 6.3(d).

“Assumed Contracts” has the meaning provided in Section 4.1(f).

“Assumed Liabilities” has the meaning provided in Section 4.3.

“Balance Sheet Date” means March 31, 2005.

“Balance Sheet” means the unaudited pro forma balance sheet of First American’s Credit Information Group for the quarter ended on the Balance Sheet Date.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banks located in Los Angeles, California or St. Petersburg, Florida are authorized or required by law to close.

“Certificate” has the meaning provided in Section 6.3(a).

“Class A Common Stock” means FADV’s Class A common stock, par value $0.001 per share.

“Class B Common Stock” means FADV’s Class B common stock, par value $0.001 per share.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning provided in the first recital.

“Contracts” means any Contract, agreement, understanding, note, bond, mortgage, indenture, guarantee, license, franchise, commitment, lease or instrument, whether oral or written, including all amendments and supplements thereto and restatements thereof.

“Contributed Assets” has the meaning provided in Section 4.1.

“Contributed Intellectual Property” has the meaning provided in Section 2.13(a).

“Contributor” has the meanings provided in the introductory paragraph.

LOSANGELES 403828 (2K)	-2-

“Contributor Indemnified Party” has the meaning provided in Section 6.2(b).

“Division” has the meaning provided in the first recital.

“Division Permitted Liens” has the meaning provided in Section 2.6(a).

“Ellie Mae” has the meaning provided in Section 4.2(f).

“Encumbrances” means all liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements and any other encumbrances and other restrictions or limitations on use or irregularities in title thereto.

“Entity” means any Person that is not a natural person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning provided in Section 4.2.

“Excluded Liabilities” has the meaning provided in Section 4.4.

“FADV” has the meaning provided in the introductory paragraph.

“FADV Financial Statements” has the meaning provided in Section 3.4.

“FADV Indemnified Party” has the meaning provided in Section 6.2(a).

“FADV SEC Reports” has the meaning provided in Section 3.4.

“Financial Statements” means the unaudited balance sheet and income statement of First American’s Credit Information Group for the years ended December 31, 2002, 2003 and 2004, and the Balance Sheet and related income statement for the three months ended on the Balance Sheet Date.

“First American Contribution Agreement” means the Contribution Agreement, dated as of the date hereof, among Parent, First American Real Estate Information Solutions, Inc. and FADV.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

LOSANGELES 403828 (2K)	-3-

“Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all stockholder notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness secured by an Encumbrance on assets or properties of such Person, (f) obligations under any interest rate, currency or other hedging agreement or (g) guarantees or other contingent liabilities (including so-called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above.

“Indemnified Party” has the meaning provided in Section 6.3(a).

“Indemnifying Party” has the meaning provided in Section 6.3(a).

“Intellectual Property” means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names, applications and reservations therefor, uniform resource locators (“URLs”) and the Internet sites (collectively, the “Sites”) corresponding thereto, trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all goodwill associated with, and all derivatives, improvements and refinements of, any of the foregoing).

“IRS” means the Internal Revenue Service.

“Licenses” has the meaning provided in Section 2.15.

“Losses” has the meaning provided in Section 6.2(a).

“Master Lease” has the meaning provided in Section 5.5.

“Master Transfer Agreement” has the meaning provided in the second recital.

“Material Adverse Effect” means, (a) when used with respect to the Business, any material adverse change in or effect on the properties, assets, businesses, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, and (b) when used with respect to FADV, (i) any materially adverse change in or effect on (including any material delay) the ability of FADV to perform its obligations under this Agreement, and (ii) any material adverse change in or effect on the properties, assets, businesses, liabilities, results of operations or condition (financial or otherwise) of FADV and its Subsidiaries, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include any adverse change

LOSANGELES 403828 (2K)	-4-

or effect that is proximately caused by (1) conditions affecting the United States economy generally or the economy of the regions in which the applicable Person and its Subsidiaries (if any), taken as a whole, conducts a material part of its business, (2) changes in financial markets, (3) conditions affecting the industries in which the applicable Person and its Subsidiaries (if any) compete or (4) the announcement, or other disclosure, of the Transaction (to the extent such announcement or disclosure is not effected in contravention of any term of this Agreement) or the consummation of the Transaction (including compliance by such Person with its covenants hereunder).

“Material Contracts” has the meaning provided in Section 2.9(b).

“Ordinary Course” means, with respect to any Person, the ordinary course of commercial operations customarily engaged in by such Person, consistent with past practices (including with respect to quantity and frequency).

“Overlap Period” has the meaning provided in Section 7.2(a).

“Parent” means The First American Corporation, a California corporation.

“Party” or “Parties” has the meaning provided in the introductory paragraph.

“Person” means and includes any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization (including the Division), a group and a government or other department, agency or political subdivision thereof.

“Pre-Closing Period” has the meaning provided in Section 2.12(b).

“RELS” has the meaning provided in the first recital.

“Retained Portal Agreements” has the meaning provided in Section 4.2(g).

“Returns” has the meaning provided in Section 2.12(a).

“RRS Services Agreement” has the meaning provided in the Outsourcing Agreement, dated as of the date hereof, between First American and FADV.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest or otherwise

LOSANGELES 403828 (2K)	-5-

controls the management and affairs of such Entity (including the power to veto any material act or decision); provided that FADV and its Subsidiaries shall not be deemed to be Subsidiaries of Parent for purposes of this Agreement.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated group or of a contractual obligation to indemnify any Person.

“XRES Business” has the meaning provided in Section 2.24.

“XRES Purchase Agreement” has the meaning provided in Section 4.1(l).

1.2 Principles of Construction.

(a) All references to Articles, Sections, subsections, Schedules and Exhibits are to Articles, Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.”

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(c) In the computation of periods of time from a specified date to a later specified date, the words “from” and “within” each mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

(e) In the event that the final day of any time period provided herein does not fall on a Business Day, such time period shall be extended such that the final day of such period shall fall on the next Business Day thereafter.

(f) This Agreement is the result of negotiations among and has been reviewed by each Party’s counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

(g) All references to (i) Schedules in Article II are to Schedules that form a part of the disclosure schedule delivered by Contributor to FADV on the date of the Master

LOSANGELES 403828 (2K)	-6-

Transfer Agreement as updated pursuant to Section 5.7 of the Master Transfer Agreement, and (ii) Schedules in Article III are to Schedules that form a part of the disclosure schedule delivered by FADV to Contributor on the date of the Master Transfer Agreement as updated pursuant to Section 5.7 of the Master Transfer Agreement. The Schedules referred to herein are incorporated herein by reference.

(h) It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits hereto is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement. Whenever a representation or warranty made by Contributor is qualified by materiality or immateriality, such materiality or immateriality, as the case may be, shall be construed in respect of the Business, taken as a whole.

ARTICLE II.

REPRESENTATIONS OF CONTRIBUTOR

Subject to Section 8.12, Contributor represents, warrants and agrees in favor of FADV as of the Closing Date (unless a representation speaks as of a specific date, in which case, as of such date), as follows:

2.1 Existence and Good Standing. Contributor (a) is a limited liability company validly existing and in good standing under the laws of the State of California, and (b) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.2 Binding Effect. Contributor has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement (a) has been duly authorized and approved by all required limited liability company action of Contributor, (b) has been duly executed and delivered by Contributor, and (c) assuming the due execution and delivery hereof by FADV, constitutes the valid and binding agreement of Contributor enforceable against Contributor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

2.3 Company; Subsidiaries.

(a) The Company is validly existing and in good standing under the laws of Delaware and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

(b) Set forth on Schedule 2.3(b) is a list of jurisdictions in which the Company is duly qualified or licensed to conduct its business, and the Company is in good standing in each such jurisdiction. Such jurisdictions are the only jurisdictions in which the character or location

LOSANGELES 403828 (2K)	-7-

of the properties owned, leased or operated by the Company, or the nature of the business conducted by the Company, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

(c) Contributor (solely with respect to the Division) has no Subsidiaries and does not otherwise own, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person, other than the Company.

(d) Schedule 2.3(d) sets forth the capitalization of the Company. All outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.3(d), there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of the Company, any other securities of the Company, or any equity interest in the Company or its business, and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. No Person has any demand or piggyback registration rights in respect of shares of common stock or other securities of the Company. All securities, rights, options and plans set forth (or required to be set forth) on Schedule 2.3(d) have been issued or granted in accordance with applicable law and not in contravention with the articles or certificate of incorporation, bylaws, articles of organization or operating agreement of the Company.

(e) Contributor owns, beneficially and of record, 100% of the capital stock of the Company, free and clear of all Encumbrances.

2.4 Financial Statements.

(a) Schedule 2.4(a) contains copies of the Financial Statements. Except as specifically disclosed therein and except as set forth in Schedule 2.4(a), that portion of the Financial Statements relating to the Division has been prepared from, and in accordance with, the books and records of the Business, were prepared in accordance with GAAP and fairly present in all material respects, subject to the absence of notes with respect to interim periods and audit adjustments, the financial position of the Division on a combined basis with the other businesses constituting the Business as of the dates thereof and the results of operations of the Division on a combined basis with the other businesses constituting the Business for the periods presented therein.

(b) Except as set forth on Schedule 2.4(b), from the Balance Sheet Date through the date of this Agreement, the Business has been conducted in the Ordinary Course and there has not been any incurrence, assumption or guarantee by Contributor with respect to the Division of any Indebtedness other than in the Ordinary Course.

2.5 Books and Records. Except as set forth on Schedule 2.5, the Division has no material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of

LOSANGELES 403828 (2K)	-8-

access thereto and therefrom) are not under the exclusive ownership and direct control of the Division or an Affiliate of Contributor. The minute books of the Company contain, in all material respects, accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of the Company.

2.6 Title to Properties; Encumbrances.

(a) Except (i) as set forth on Schedule 2.6(a) and (ii) for properties and assets reflected in the Balance Sheet or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the Ordinary Course, and except for the Excluded Assets, Contributor or the Company has good, valid and marketable title to, or in the case of leased assets, a valid leasehold interest in, all of the Contributed Assets, subject to no Encumbrance, except for (A) liens reflected in the Balance Sheet, (B) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, and other liens or other imperfections in title, if any, which do not, individually or in the aggregate, materially detract from the value of, or impair the use of, such property by the Division in the operation of its business, (C) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (D) liens described on Schedule 2.6(a) (liens of the type described in clauses (A), (B), (C) and (D) above are hereinafter sometimes referred to as “Division Permitted Liens”). Upon the consummation of the transactions contemplated hereby, and assuming the receipt of any and all consents required to assign the Assumed Contracts, Contributor shall transfer all of the Contributed Assets to FADV free and clear of any Encumbrances (other than Division Permitted Liens and the Assumed Liabilities).

(b) Except (i) as set forth on Schedule 2.6(b) (and except for property leased by the Company, which, for the avoidance of doubt, is represented and warranted to in Section 2.8) and (ii) for properties and assets reflected in the Balance Sheet or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the Ordinary Course, and except for the Excluded Assets, the Company has good, valid and marketable title to (A) all of its properties and assets (real and personal, tangible and intangible), including all of the properties and assets reflected in the Balance Sheet, except as indicated in the notes thereto, and (B) all of the properties and assets purchased by the Company since the Balance Sheet Date; in each case subject to no Encumbrance, except for Division Permitted Liens and liens described on Schedule 2.6(b). The tangible personal property, real property and assets owned or leased by the Companies (as defined in the First American Contribution Agreement), together with the Contributed Assets, the tangible personal property, real property and assets subject to the Related Agreements, and the tangible personal property, real property and assets used by First American and its Affiliates to provide services to FADV and its Affiliates under the Related Agreements, constitute all of the tangible personal property, real property and assets necessary for the conduct of the Business as conducted in the Ordinary Course in all material respects.

2.7 Real Property. Neither Contributor nor the Company owns, directly or indirectly, in whole or in part, any fee interest in any real property used by the Division.

2.8 Leases. Schedule 2.8 contains an accurate and complete list of each real and personal property lease relating solely to the Division for which total annual rent payments equal

LOSANGELES 403828 (2K)	-9-

or exceed $200,000 to which Contributor is a party (as lessee or lessor), and each real and personal property lease for which total annual rent payments equal or exceed $25,000 to which the Company is a party (as lessee or lessor). Each lease set forth on Schedule 2.8 (or required to be set forth on Schedule 2.8) is in full force and effect; all rents and additional rents due by the Contributor or the Company, as applicable, to date on each such lease have been paid (other than any pass through expenses not yet invoiced to Contributor or the Company); in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease, except where such defaults would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. The tangible personal property leased by the Company and leased by Contributor solely for use by the Division is in a state of good maintenance and repair, reasonable wear and tear excepted, except where the state of such property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

2.9 Material Contracts.

(a) Except as set forth on Schedule 2.9(a), neither Contributor, solely in connection with its operation of the Division, nor the Company is bound by (i) any agreement, Contract or commitment relating to the employment of any Person (as hereinafter defined) or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan (including any agreement under which an employee would be entitled to payment, vesting of rights or benefits or other compensation upon consummation of the Transaction), (ii) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock of the Company, (iii) any agreement, Contract or commitment relating to capital expenditures in excess of $500,000 per individual item or $1,000,000 in the aggregate, (iv) any loan or advance to, or investment in, any Person or any agreement, Contract or commitment relating to the making of any such loan, advance or investment, (v) any guarantee or other contingent liability in respect of any Indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the Ordinary Course), (vi) any management service, consulting or any other similar type Contract, (vii) any agreement, Contract or commitment limiting the ability to engage in any line of business or to compete with any Person, (viii) any agreement, Contract or commitment not entered into in the Ordinary Course which involves $500,000 or more and is not cancelable without penalty within 30 days or (ix) any agreement, Contract or commitment which by its operation or termination would reasonably be expected to have a Material Adverse Effect on the Business. To the knowledge of Contributor, the Contracts listed on Schedule 2.9(a) and the other schedules attached hereto, together with the customer contracts not required to be listed on Schedule 2.9(a), constitute all the material Contracts of the Division and the Company, taken as a whole.

(b) Each Assumed Contract and each other Contract set forth on Schedule 2.9(a) (or required to be set forth on Schedule 2.9(a)) (the “Material Contracts”) is in full force and effect. Except as set forth in Schedule 2.9(b), and except as would not, individually or in the

LOSANGELES 403828 (2K)	-10-

aggregate, reasonably be expected to have a Material Adverse Effect on the Business, assuming the receipt of any and all consents of third parties in connection with the assignment of the Assumed Contracts to FADV, each Material Contract is in full force and effect and there exists no (i) default or event of default by the Division or, to the knowledge of Contributor, any other party to any such Material Contract, or (ii) event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Division or, to the knowledge of Contributor, any other party thereto, with respect to any term or provision of any such Material Contract. Neither Contributor nor the Company has violated any of the material terms or conditions of any Material Contract in any material respect, and, to the knowledge of Contributor, all of the material covenants to be performed by any other party thereto have been fully performed in all material respects.

2.10 Restrictive Documents. Assuming the receipt of any and all consents of third parties in connection with the transactions contemplated hereby, and except as set forth on Schedule 2.10, neither Contributor nor the Company is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which (a) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (including any material delay) the ability of Contributor to perform its obligations under this Agreement, or (b) by its own operation, and not by the breach or violation, as the case may be, thereof, (i) would materially restrict the ability of the Business to acquire any property or conduct business in any area or business line, (ii) has or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business or (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

2.11 Litigation. Except as set forth on Schedule 2.11, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of Contributor, any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Contributor, threatened, against or impacting (a) Contributor that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (including any material delay) the ability of Contributor to perform its obligations under this Agreement, or (b) the Division or any of its properties or rights which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. Neither Contributor nor the Company is subject to any judgment, order or decree entered in any lawsuit or proceeding which would, individually or in the aggregate, reasonably be expected to have (i) a material adverse effect on (including any material delay) the ability of Contributor to perform its obligations under this Agreement, or (ii) have a Material Adverse Effect on the Business.

2.12 Taxes.

(a) Tax Returns. Contributor and the Company have timely filed or caused to be timely filed, and will timely file or cause to be timely filed, with the appropriate taxing authorities all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information tax returns) for Taxes (“Returns”)

LOSANGELES 403828 (2K)	-11-

that are required to be filed by it or them with respect to the Company, the Division and the Contributed Assets on or prior to the Closing Date. The Returns have accurately reflected in all material respects and will accurately reflect in all material respects all liability for Taxes with respect to the Company, the Division and the Contributed Assets for the periods covered thereby.

(b) Payment of Taxes. All material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company, the Division and the Contributed Assets for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (the “Pre-Closing Period”), have been (or by the Closing Date will be) timely paid in full on or before the Closing Date or, with respect to the Company, adequately accrued and disclosed and fully provided for on the books and records of the Company in accordance with GAAP.

(c) Other Tax Matters. All material Taxes that Contributor (solely with respect to the Division and the Contributed Assets) or the Company are (or were) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

2.13 Intellectual Properties.

(a) Schedule 2.13(a) is an accurate and complete list of all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, registered copyrights and applications for registration thereof, Internet domain names, corporate and business names, trade names, brand names and material computer software programs owned by the Company or included in the Contributed Assets (collectively, the “Contributed Intellectual Property”. The Intellectual Property listed (or required to be listed) on Schedule 2.13(a), except as indicated on such Schedule, has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect as of the Closing Date.

(b) Except (i) as set forth in Schedule 2.13(b) and (ii) for licenses related to “off the shelf” or other software widely available on generally standard terms and conditions, none of the Company, or Contributor solely with respect to the Division and the Assumed Liabilities, is a party to any license or agreement, whether as licensor, licensee or otherwise, with respect to any Intellectual Property. To the extent any Intellectual Property is used in the business of the Division under license, no notice of a material default has been sent or received by the Company or Contributor under any such license that remains uncured and, assuming the receipt of any and all consents of third parties in connection with the assignment of the Assumed Contracts to FADV, the execution, delivery or performance of Contributor’s obligations hereunder will not result in such a material default. Each such license agreement is a legal, valid and binding obligation of Contributor and/or the Company and, to the knowledge of Contributor, each of the other parties thereto, enforceable by Contributor and/or the Company in accordance with the terms thereof.

LOSANGELES 403828 (2K)	-12-

(c) Except as set forth in Schedule 2.13(c), Contributor or the Company owns or is licensed to use, all of the Contributed Intellectual Property (including all of the Intellectual Property set forth (or required to be set forth) in Schedule 2.13(a)), free and clear of any Encumbrances, without obligation to pay any royalty or any other fees with respect thereto. The Division’s use of the Contributed Intellectual Property (including the marketing, licensing, sale or distribution of products and the general conduct and operations of the business of the Division) does not violate, infringe, misappropriate or misuse any intellectual property rights of any third party. No Contributed Intellectual Property has been cancelled, abandoned or otherwise terminated and all renewal and maintenance fees in respect thereof have been duly paid. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is owned by the Company, and Contributor has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Contributed Intellectual Property that is owned by Contributor.

(d) Except as set forth in Schedule 2.13(d), none of Contributor and the Company has received any written notice or claim from any third party challenging the right of Contributor or the Company to use any of the Contributed Intellectual Property. Except as set forth in Schedule 2.13(d), the Contributed Intellectual Property listed (or required to be listed) on Schedules 2.13(a) and 2.13(b), together with the Intellectual Property listed on Schedule 3.12(a) and Schedule 3.12(b) of the First American Contribution Agreement, constitutes all the Intellectual Property necessary to operate the Division as of the Closing Date, in the manner in which it is presently operated, except for licenses related to “off the shelf” or other software widely available on generally standard terms and conditions.

(e) Except as set forth in Schedule 2.13(e), neither Contributor nor the Company has made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of Contributor or the Company) of its rights to, or in connection with any Contributed Intellectual Property, which claim is still pending. Except as set forth in Schedule 2.13(e), the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the Ordinary Course.

(f) Except as set forth in Schedule 2.13(f), there is no pending or, to the knowledge of Contributor, threatened claim by any third party of a violation, infringement, misuse or misappropriation by Contributor (solely with respect to its operation of the Division) or the Company of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Contributed Intellectual Property. To the knowledge of Contributor, no valid basis exists for any such claims.

(g) Except as set forth in Schedule 2.13(g), there are no interferences or other contested proceedings, either pending or, to the knowledge of Contributor, threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any governmental authority (foreign or domestic) relating to any pending application with respect to the Contributed Intellectual Property.

LOSANGELES 403828 (2K)	-13-

(h) Except as set forth on Schedule 2.13(h), either Contributor or the Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Contributed Intellectual Property of the rights to such contributions that either Contributor or the Company does not already own by operation of law.

(i) Contributor and the Company have taken all necessary and reasonable steps to protect and preserve the confidentiality of all trade secrets, know-how, source codes, databases, customer lists, schematics, ideas, algorithms and processes included in the Contributed Intellectual Property and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and Contributor or the Company. The Division has not materially breached any agreements of non-disclosure or confidentiality included in the Contributed Assets.

(j) Each of the material computer software programs used or held for use in the Division and included in the Contributed Intellectual Property operates and runs in a commercially reasonable business manner, conforms in all material respects to the specifications thereof, and, with respect to each of such computer software programs that are owned by the Company, the applications can be compiled from their associated source code without undue burden.

(k) For the twelve-month period prior to the Closing Date, the active Internet domain names and URLs of the Division direct and resolve to the appropriate Internet protocol addresses and are and have been accessible to Internet users on those certain computers used by the Division to make the Sites so accessible substantially twenty-four (24) hours per day, seven (7) days per week (“24/7”), excluding maintenance periods, and are and have been operational for transacting from those certain computers used by the Division to make the Sites so accessible on a 24/7 basis, excluding maintenance periods. Except as set forth in Schedule 2.13(k), Contributor has no reason to believe that the Sites will not operate or will not continue to be accessible to Internet users on substantially a 24/7 basis, excluding maintenance periods, prior to, at the time of and after the Closing Date.

2.14 Compliance with Laws. Except as set forth in Schedule 2.14, each of the Company and Contributor (solely with respect to the Division, the Contributed Assets and the Assumed Liabilities), is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. In furtherance of, and not by way of limitation of, the preceding sentence, neither the Company nor Contributor (solely with respect to the Division and the Contributed Assets) has violated any privacy, data protection, publicity, advertising or similar federal, state or local law of any kind in the United States or any other nation (including the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.), nor has any of the Company and Contributor (solely with respect to the Division and the Contributed Assets) received written notice of any such violation, and Contributor is not aware of any facts that would give rise to such a violation, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

LOSANGELES 403828 (2K)	-14-

2.15 Governmental Licenses. Except as set forth in Schedule 2.15, Contributor and the Company have all governmental licenses, permits, franchises, approvals, permits and other authorizations of, and have made all registrations and/or filings with, all Governmental Entities (“Licenses”) necessary to operate the Division as presently conducted, except where the failure to have such Licenses would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. All Licenses held by Contributor (solely with respect to the Division and the Contributed Assets) and the Company are in full force and effect, except where the failure of such Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. No such License is the subject of a proceeding for suspension or revocation or similar proceedings. Except as set forth in Schedule 2.15, no jurisdiction has demanded or requested that the Company qualify or become licensed as a foreign corporation.

2.16 Labor Matters.

(a) Contributor (solely with respect to the Division and the Contributed Assets) and the Company is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. Contributor (solely with respect to the Division and the Contributed Assets) is not subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by the Division and no collective bargaining or labor union agreement is currently being negotiated by the Contributor (solely with respect to the Division and the Contributed Assets).

(b) No unfair labor practice complaint against Contributor (solely with respect to the Division and the Contributed Assets) or the Company is pending before the National Labor Relations Board and, to the knowledge of Contributor, no unfair labor practice complaint is threatened or pending against Contributor (solely with respect to the Division and the Contributed Assets) or the Company before the National Labor Relations Board.

(c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Contributor, threatened against or involving Contributor (solely with respect to the Division and the Contributed Assets) or the Company.

(d) Except as set forth on Schedule 2.16(d), there is no grievance that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon the Business.

(e) None of Contributor (solely with respect to the Division and the Contributed Assets) or the Company has experienced any material labor difficulty during the last three years.

LOSANGELES 403828 (2K)	-15-

2.17 Consents and Approvals; No Violations. Assuming the receipt of any and all consents of third parties in connection with the assignment of the Assumed Contracts to FADV hereunder, the execution and delivery of this Agreement by Contributor and the consummation of the transactions contemplated hereby will not (i) violate any provision of the articles or certificate of incorporation or bylaws of Contributor or the Company, (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to Contributor or the Company, (iii) except as set forth on Schedule 2.17, require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than those required under or in relation to the Exchange Act, state securities or “blue sky” laws, and rules and regulations of the Nasdaq National Market, or (iv) except as set forth on Schedule 2.17, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or the Contributed Assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Contributor or the Company is a party, or by which Contributor, the Company or any of its properties or assets, or the Contributed Assets may be bound, other than, in the case of clauses (ii), (iii) and (iv) above, any violations, breaches, conflicts, defaults and liens which, and filings, permits, consents, approvals and notices the absence of which, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

2.18 Broker’s or Finder’s Fees. Except as set forth on Schedule 2.18, no agent, broker, person or firm acting on behalf of Contributor, the Company or any of their respective Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Parties or from any Affiliate of any of the Parties hereto, in connection with any of the transactions contemplated by this Agreement.

2.19 Copies of Documents. Contributor has caused to be made available for inspection and copying by FADV and its advisers, true, complete and correct copies of all documents listed on any Schedule referred to in this Article II.

2.20 Investment. Contributor is acquiring the Class B Common Stock hereunder for investment for its own account, not as nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Contributor understands that the Class B Common Stock to be purchased hereunder has not been, and may not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of Contributor’s investment intent and the accuracy of Contributor’s representations as expressed herein. Contributor acknowledges that the Class B Common Stock to be purchased hereunder must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Contributor is an Accredited Investor.

2.21 Affiliate Transactions. Except as set forth on Schedule 2.21, the Division is not a party to any Contract with Contributor or any Affiliate of Contributor (or any director or Officer of a Contributor or any of its Affiliates or any “associates” or members of the “immediate

LOSANGELES 403828 (2K)	-16-

family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 promulgated under the Exchange Act) of any such director or Officer, other than Experian Information Solutions, Inc. and its Affiliates) except for such Contracts that are on an arm’s length basis.

2.22 Undisclosed Liabilities. Except as set forth in Schedule 2.22, to the actual knowledge of Contributor, there are no liabilities of the Division other than (a) liabilities incurred in the Ordinary Course, (b) liabilities disclosed on any exhibit or schedule hereto or on any exhibit or schedule to any Related Document, (c) liabilities provided for in the Financial Statements or the Audited Financial Statements, or disclosed in the notes thereto, if any, or (d) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business.

2.23 Disclosure. To the actual knowledge of Contributor, the information disclosed in this Agreement with respect to the Division does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except as would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect on the Business.

2.24 XRES Business. Except as set forth on Schedule 2.24 or any other Schedule attached hereto, solely with respect to matters, events, actions or omissions that occur exclusively during the period from the date of Contributor’s acquisition of the business acquired pursuant to the XRES Purchase Agreement (the “XRES Business”) to the date of this Agreement (and not, for the avoidance of doubt, with respect to any matters, events, actions or omissions occurring or beginning to occur on or prior to the date of Contributor’s acquisition of the XRES Business, including the execution or breach of any Contract, the undertaking of any obligation or the incurrence of any liability or obligation prior to the date of the acquisition of the XRES Business), Contributor makes the representations and warranties in (a) Sections 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18, 2.19, 2.21, 2.22 and 2.23, (b) Section 2.12 and (c) Section 2.18 with respect to the XRES Business mutatis mutandis.

2.25 Poway Rent. The amount charged as “Monthly Base Rent” under the Poway Lease is the same as the equivalent monthly base rent paid by Contributor as of the date of the Master Transfer Agreement in respect of the leased property located at 12385 and 12395 First American Way, Poway, California 92064.

ARTICLE III.

REPRESENTATIONS OF BUYER

FADV represents, warrants and agrees in favor of Contributor as of the Closing Date (unless a representation or warranty speak as of a specific date, in which case, as of such date), as follows:

3.1 Existence and Good Standing. FADV is a corporation validly existing and in good standing under the laws of the State of Delaware. FADV has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. FADV is duly qualified or licensed to conduct its business, and is in good standing,

LOSANGELES 403828 (2K)	-17-

in each jurisdiction in which the character or location of the property owned, leased or operated by FADV or the nature of the business conducted by FADV makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV.

3.2 Binding Effect. FADV has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement (a) has been duly authorized and approved by all required corporate action of FADV, (b) has been duly executed and delivered by FADV and (c) assuming the due execution and delivery of this Agreement by Contributors, constitutes the valid and binding agreement of FADV enforceable against FADV in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

3.3 Capitalization.

(a) As of May 4, 2005, the authorized capital stock of FADV is (a) 100,000,000 shares of Common Stock, $0.001 par value per share, (i) 75,000,000 of which are designated as “Class A Common Stock” and 7,824,285 are issued and outstanding, and (ii) 25,000,000 of which are designated as “Class B Common Stock” and 16,027,086 are issued and outstanding, and (b) 1,000,000 shares of Preferred Stock, $0.001 par value, none of which are issued and outstanding. All such outstanding shares have been, and all shares of capital stock of FADV issued after the date hereof will be, duly authorized and validly issued and are, or upon such issuance will be, fully paid and nonassessable. Except as set forth on Schedule 3.3, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of FADV’s Common Stock, any other securities of FADV, or any equity interest in FADV or its business, and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. Except as set forth on Schedule 3.3, no Person has any demand or piggyback registration rights in respect of shares of FADV’s Common Stock or any other securities of FADV. All securities, rights, options and plans set forth (or required to be set forth) on Schedule 3.3 have been issued or granted in accordance with applicable law and not in contravention with the certificate of incorporation or bylaws of FADV.

(b) The shares of Class B Common Stock to be issued to Contributors hereunder, when issued in compliance with the provisions of this Agreement and FADV’s Certificate of Incorporation as amended by the Certificate of Amendment, (i) have been authorized for issuance hereunder by FADV’s Board of Directors, (ii) will be validly issued, fully paid and nonassessable, (iii) will be issued in compliance with all applicable federal and state securities laws, and will have the rights, preferences and privileges described in FADV’s Certificate of Incorporation as amended by the Certificate of Amendment, (iv) will be free and clear of all Encumbrances, other than restrictions on transfer under applicable securities laws, and (v) will not be subject to any preemptive rights or rights of first refusal; provided, however, that no representation or warranty is being made in this Section 3.3(b)(iii) with respect to the Preliminary Proxy Statement’s or the Final Proxy Statement’s compliance with Section 14 of the Exchange Act or Regulation 14A promulgated thereunder.

LOSANGELES 403828 (2K)	-18-

3.4 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by FADV with the SEC as such documents have been amended prior to the date hereof (the “FADV SEC Reports”), as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the rules and regulations thereunder and the court interpretations thereof and the rules of the Nasdaq National Market. None of FADV SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of fact or omitted a statement of a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, other than facts that did not have, or would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on FADV. The consolidated financial statements of FADV and its Subsidiaries included in such FADV SEC Reports (the “FADV Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly present in all material respects, subject, in the case of the unaudited interim financial statements, to the absence of complete notes and normal, year-end adjustments, the consolidated financial position of FADV and its Subsidiaries as of the dates thereof. Without limiting the generality of the foregoing, (i) no executive officer of FADV has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to any form, report or schedule filed by FADV with the SEC since the enactment of the Sarbanes-Oxley Act of 2002 (excluding any failure to make such certifications occurring after the date of this Agreement that is inadvertent but promptly corrected by filing the requisite certification or is attributable to the physical incapacity of an officer required to make such a certification) and (ii) no enforcement action has been initiated against FADV by the SEC relating to disclosures contained in any Company SEC Report.

3.5 Restrictive Documents. Except as set forth on Schedule 3.5, neither FADV nor any of its Subsidiaries is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which, by its own operation, and not by the breach or violation, as the case may be, thereof, (a) would materially restrict the ability of FADV or any of its Subsidiaries to acquire any property or conduct business in any area or business line or (b) has or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV.

3.6 Litigation. Except as set forth on Schedule 3.6, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of FADV any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of FADV, threatened, against or impacting FADV, any of its Subsidiaries or any of their respective properties or rights which would, individually or in the

LOSANGELES 403828 (2K)	-19-

aggregate, reasonably be expected to have a Material Adverse Effect on FADV. Neither FADV nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which has or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV.

3.7 Compliance with Laws. FADV and each of its Subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV. In furtherance of, and not by way of limitation of, the preceding sentence, neither FADV nor any of its Subsidiaries has violated any privacy, data protection, publicity, advertising or similar federal, state or local law of any kind in the United States or any other nation (including the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.), nor has FADV or any Subsidiary thereof received written notice of any such violation, and neither FADV nor any of its Subsidiaries is aware of any facts that would give rise to such a violation, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV.

3.8 Consents and Approvals; No Violations. The execution and delivery of this Agreement by FADV and the consummation of the transactions contemplated hereby will not (i) violate any provision of the articles or certificate of incorporation or bylaws of FADV or any of its Subsidiaries, (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to FADV or any of its Subsidiaries, (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than those required under or in relation to the Exchange Act, the Securities Act, state securities or “blue sky” laws, and rules and regulations of the Nasdaq National Market, or (iv) except as set forth on Schedule 3.8, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FADV or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which either FADV or any of its Subsidiaries is a party, or by which either FADV or any of its Subsidiaries or any of their respective properties or assets may be bound, other than, in the case of clauses (ii), (iii) and (iv) above, any violations, breaches, conflicts, defaults and liens which, and filings, permits, consents, approvals and notices the absence of which, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FADV.

3.9 Broker’s or Finder’s Fees. Except as set forth on Schedule 3.9, no agent, broker, person or firm acting on behalf of FADV or any of its Subsidiaries is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Parties or from any Affiliate of any of the Parties, in connection with any of the transactions contemplated by this Agreement.

3.10 Copies of Documents. FADV has caused to be made available for inspection and copying by Contributors and their advisers, true, complete and correct copies of all documents listed on any Schedule referred to in this Article III.

LOSANGELES 403828 (2K)	-20-

3.11 Board Approval. Prior to the date of the Master Transfer Agreement, the Board of Directors of FADV and the Independent Committee (at meetings duly called and held) (a) approved this Agreement and the transactions contemplated hereby, (b) determined that the transactions contemplated by this Agreement, taken together, are fair to and in the best interests of the stockholders of FADV and (c) resolved to recommend that the stockholders of FADV approve this Agreement and the transactions contemplated hereby.

3.12 Undisclosed Liabilities. Except as set forth in Schedule 3.12, to the actual knowledge of FADV, there are no liabilities of FADV other than (a) liabilities incurred in the Ordinary Course, (b) liabilities disclosed on any exhibit or schedule hereto or on any exhibit or schedule to any Related Document, (c) liabilities provided for in the FADV Financial Statements or disclosed in the notes thereto, if any, or (d) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FADV.

3.13 Disclosure. To the actual knowledge of FADV, the information disclosed in this Agreement with respect to FADV does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except as would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect on FADV.

ARTICLE IV.

THE TRANSACTION

4.1 Contribution of Contributed Assets. Subject to the terms and conditions of this Agreement, Contributor shall contribute to FADV or its wholly-owned Subsidiary, and FADV agrees to accept or cause its wholly-owned Subsidiary to accept as a contribution from Contributor, at the Closing, all of Contributor’s and its Affiliates’ right, title and interest in and to the assets (personal, tangible and intangible) used exclusively in, which relate exclusively to, the Division, including those assets set forth below, free and clear of any Encumbrances (other than Division Permitted Liens and the Assumed Liabilities) (collectively, the “Contributed Assets”):

(a) all assets owned by the Division and reflected on the Balance Sheet (other than Excluded Assets);

(b) certificates representing all of the issued and outstanding shares of Common Stock of the Company, if any, duly endorsed in blank, or accompanied by stock powers duly executed in blank, by Contributor or, if the foregoing securities are not certificated, Contributor shall have caused the transfers thereof to have been duly recorded on the books and records of the Company;

(c) all documents, files, forms, processes, policies and procedures of Contributor that relate solely to the Division;

LOSANGELES 403828 (2K)	-21-

(d) all tangible personal property of Contributor owned by Contributor and used solely in the Division, including computer work stations, servers, printers, facsimile machines, photocopiers, scanners, furniture, fixtures and equipment;

(e) all of the Division’s and the Company’s books and records (except those expressly included in Section 4.2(b)), sales data, customer lists, all other information relating to customers, suppliers’ names and contact information, mailing lists, files, documents, correspondence, lists, advertising and promotional materials, studies, reports, and other printed or written materials relating solely to the Division;

(f) all of Contributor’s rights and interests under contracts to which Contributor is a party that relate exclusively to the Division (the “Assumed Contracts”);

(g) all Licenses and other permits, consents and certificates of any regulatory, administrative or other Governmental Entity issued to or held by Contributor for use solely in the Division that are transferable;

(h) all claims, warranties, guarantees, refunds, causes of action, choses in action, rights of recovery, rights of set off, insurance proceeds and rights of recoupment (excluding any such item relating to the payment of Taxes) relating solely to the Division or the Contributed Assets;

(i) cash and cash equivalents in the amount of $3,050,000;

(j) all accounts receivable of Contributor derived exclusively from the business activity of the Division;

(k) all of the trademarks listed on Schedule 2.13(a); and

(l) all of the Purchased Assets (as defined in the Asset Purchase Agreement, March 30, 2005, among Contributor, Experian Affiliate Acquisition, LLC and Experian Information Solutions, Inc. (the “XRES Purchase Agreement”) and, to the extent assignable, the rights and obligations of Contributor under XRES Purchase Agreement and the agreements related thereto (except Contributor’s obligations in respect of any breach of (i) a representation or warranty made by Contributor or its Affiliate in the XRES Purchase Agreement or (ii) any covenant by Contributor or its Affiliate in the XRES Purchase Agreement required by its terms to be performed prior to Closing).

4.2 Excluded Assets. All assets of Contributor other than the Contributed Assets (collectively, the “Excluded Assets”) shall not be sold, assigned, conveyed, transferred or contributed to FADV, including:

(a) all cash and cash equivalents (except as provided in Section 4.1(i));

(b) the articles of organization, operating agreement, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books, blank membership interest certificates, and other documents relating to the organization, maintenance, and existence of Contributor as a limited liability company or Contributor’s businesses and assets other than related to the Division;

LOSANGELES 403828 (2K)	-22-

(c) all rights of Contributor under this Agreement and the Related Agreements to which it is a party

(d) all rights of Contributor under the Service Bureau Agreement, effective as of November 1, 1998, between the Division and RELS;

(e) all rights of Contributor under the Marketing and Support Agreement, effective as of June 26, 2000, between the Division and RESdirect, LLC;

(f) except as required by Section 5.10 of the Master Transfer Agreement, all rights of Contributor under the Services Agreement, dated as of February 1, 2001, by and between Ellie Mae, Inc. (“Ellie Mae”) and First American, as amended by Amendment No. 1 to Services Agreement, dated as of October 12, 2001, by and between Ellie Mae and First American and by Amendment No. 2 to Services Agreement, dated as of June 10, 2002 by and between Ellie Mae and First American.

(g) except as required by Section 5.10 of the Master Transfer Agreement, all rights of Contributor under the following portal agreements (collectively, the “Retained Portal Agreements”):

(i) Portal Link Agreement, dated July 15, 2002, by and among Contributor, First American Real Estate Solutions of Texas, First American Title Insurance Company, Inc. and Automated Mortgage Solutions LLC, as amended by the Addendum to Portal Link Agreement, dated July 15, 2002 by and between Automated Mortgage Solutions LLC and the Division;

(ii) Portal Link Agreement, dated February 1, 2001, by and among Contributor, First American Real Estate Solutions of Texas, First American Title Insurance Company, Inc. and BestRate.com, d/b/a Myers Internet Services;

(iii) Portal/LOS Link Agreement, dated March 1, 2004, by and among Contributor, First American Real Estate Solutions of Texas, First American Title Insurance Company, Inc., eAppraiseIT, LLC and EPN Solutions, LLC, as amended by the Addendum to Portal Link Agreement, dated March 1, 2004 by and between EPN Solutions LLC and the Division;

(iv) Portal Link Agreement, dated June 1, 2002, by and among Contributor, First American Real Estate Solutions of Texas, First American Title Insurance Company, Inc. and Dexma, Inc., as amended by the Addendum to Portal Link Agreement, dated June 1, 2002, by and between Dexma, Inc. and the Division;

(v) Portal Link Agreement, dated July 15, 2003, by and among Contributor, First American Real Estate Solutions of Texas, First American Title Insurance Company, Inc., eAppraiseIT LLC and Loansoft, Inc., as amended by the Addendum to Portal Link Agreement, dated July 15, 2003, by and between Loansoft, Inc. and the Division.

LOSANGELES 403828 (2K)	-23-

(vi) Platform/LOS Link Agreement, dated March 1, 2004, by and among Contributor, First American Real Estate Solutions of Texas, First American Title Insurance Company, Inc. and MortgageFlex Systems, Inc.;

(vii) Portal/LOS Link Agreement, dated March 1, 2004, by and among Contributor, First American Real Estate Solutions of Texas, First American Title Insurance Company, Inc., eAppraiseIT LLC and Portellus, Inc., as amended by the Addendum to Portal Link Agreement, dated March 1, 2004, by and between Portellus, Inc. and the Division;

(viii) Portal/LOS Link Agreement, dated January 15, 2005, by and among First American Real Estate Solutions of Texas, LP, eAppraiseIT LLC, First American Title Insurance Company, Inc. and 3t Systems;

(ix) Portal Link Agreement, dated July 1, 2003, by and between First American Real Estate Solutions of Texas LP and AMC Settlement Services;

(x) Portal Link Agreement, dated December 20, 2002, by and between First American Real Estate Solutions LLC, First American Real Estate Solutions of Texas LP, eAppraiseIT, LLC, First American Title Insurance Company, Inc. and Calyx Technology, Inc.

(xi) Portal Link Agreement, dated July 15, 2002, by and among Contributor, First American Real Estate Solutions of Texas LP, First American Title Insurance Company, Inc. and Prime Alliance Solutions, Inc., as amended by the Addendum to Portal Link Agreement, dated July 15, 2002 by and between Prime Alliance Solutions, Inc. and the Division;

(xii) Portal Link Agreement, dated June 1, 2002, by and between Contributor, First American Title Insurance Company, First American Real Estate Solutions of Texas LP and USA Loan Network, LLC., as amended by the Addendum to Portal Link Agreement, dated June 1, 2002 by and between USA Loan Network, LLC and the Division;

(xiii) Service Provider Agreement, dated October 1, 2004, by and among Contributor, First American Real Estate Solutions of Texas LP, eAppraiseIT LLC and USA Loan Network, LLC;

(xiv) Portal Link Agreement, dated May 1, 2002, by and among Contributor, First American Title Insurance Company, First American Real Estate Solutions of Texas LP and Geotrac of America, Inc., as amended by the Addendum to Agreement for Service (Internet), dated May 1, 2002, by and between Geotrac and the Division;

(xv) Portal Link Agreement, dated April 1, 2002, by and between Contributor and First Lender’s Equity LP;

(xvi) Portal Link Agreement, dated July 16, 2001, by and among Contributor, First American Title Insurance Company, First American Real Estate Solutions of Texas LP and XtraNet Lending Solutions, as amended by the Addendum to Portal Link Agreement, dated July 16, 2001, by and between XtraNet Lending Solutions and the Division;

LOSANGELES 403828 (2K)	-24-

(xvii) Portal/LOS Link Agreement, dated September 1, 2004, by and among Contributor, First American Title Insurance Company, First American Real Estate Solutions of Texas LP, First American National Default Title Services and Harland Financial Solutions, Inc.;

(xviii) Development Agreement, dated July 21, 2003, by and among Contributor First American Real Estate Solutions of Texas LP and CBC Companies, Inc.;

(xix) Portal/LOS Link Agreement, dated August 1, 2003, by and among Contributor, eAppraiseIT, LLC, First American Real Estate Solutions of Texas, LP, First American Title Insurance Company, Inc. and PCLender.com, Inc.;

(xx) Integration Agreement, dated May 23, 2003, by and among Contributor, First American Real Estate Solutions of Texas, LP, First American Title Insurance Company, Inc., eAppraiseIT LLC and Dynatek, Inc.;

(xxi) Portal Link Agreement, dated May 15, 2001, by and among Contributor, First American Real Estate Solutions of Texas, First American Title Insurance Company, Inc. and REALTrans.com, Inc., as amended by the Addendum to Portal Link Agreement, dated May 15, 2001, by and between REAL Trans.com Inc. and the Division;

(xxii) Portal/LOS Link Agreement, dated August 1, 2003, by and among FARES, eAppraiseIT LLC, First American Real Estate Solutions of Texas, LP, First American Title Insurance Company, Inc., and PC Lender; and

(h) the RRS Services Agreement.

4.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, in addition to the payment to Contributor of the consideration set forth in Section 4.5, and as additional consideration for the Contributed Assets, FADV agrees that from and after the Closing, FADV shall assume and become responsible for, or shall cause its wholly-owned Subsidiary to assume and become responsible for, all liabilities and obligations of Contributor and its Affiliates to the extent relating to the Division and all liabilities and obligations of Contributor and its Affiliates arising out of or related to the Contributed Assets (collectively, the “Assumed Liabilities”), including the Assumed Liabilities (as defined in the XRES Purchase Agreement).

4.4 Excluded Liabilities. Except for the Assumed Liabilities and subject to the terms and conditions of this Agreement, neither FADV nor any of its Subsidiaries shall assume any liabilities, obligations or commitments of Contributor (collectively, the “Excluded Liabilities”), including the following, which shall be retained by Contributor:

(a) all liabilities and obligations of Contributor under this Agreement and the Related Agreements to which it is a party;

(b) all liabilities and obligations of the Contributor for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the Related Agreements to which it is a party or its consummation of the transactions contemplated hereby or thereby (including attorneys’ and accountants’ fees and fees of investment banks or brokers);

LOSANGELES 403828 (2K)	-25-

(c) all liabilities and obligations in respect of any of the Excluded Assets (including under any Contracts, commitments or understandings related thereto);

(d) all liabilities and obligations of Contributor under the Service Bureau Agreement, effective as of November 1, 1998, between the Division and RELS;

(e) all liabilities and obligations of Contributor under the Marketing and Support Agreement, effective as of June 26, 2000, between the Division and RESdirect, LLC;

(f) except as required by Section 5.10 of the Master Transfer Agreement, all liabilities and obligations of Contributor under the Services Agreement, dated as of February 1, 2001, by and between Ellie Mae and First American, as amended by Amendment No. 1 to Services Agreement, dated as of October 12, 2001, by and between Ellie Mae and First American and by Amendment No. 2 to Services Agreement, dated as of June 10, 2002 by and between Ellie Mae and First American;

(g) all obligations of Contributor in respect of any breach of a representation or warranty made by Contributor or its Affiliate in the XRES Purchase Agreement and any covenant by Contributor or its Affiliate in the XRES Purchase Agreement required by its terms to be performed prior to Closing;

(h) except as required by Section 5.10 of the Master Transfer Agreement, all liabilities and obligations of Contributor under the Retained Portal Agreements;

(i) all liabilities and obligations of Contributor under the RRS Services Agreement; and

(j) except as required by the GE Sublease, all liabilities and obligations of Contributor under the Master Lease.

4.5 Consideration. In consideration for the contribution of the Contributed Assets to FADV or its wholly-owned Subsidiary, FADV shall, in addition to assuming the Assumed Liabilities, deliver to Contributor on the Closing Date, in its name, a certificate representing 17,317,073 shares of Class B Common Stock.

4.6 Closing. The closing of the contribution of the Contributed Assets, the assumption of the Assumed Liabilities, the issuance of the Class B Common Stock hereunder and the other transactions contemplated hereby shall take place at the Closing under and in accordance with the Master Transfer Agreement.

ARTICLE V.

CERTAIN COVENANTS

5.1 Employees. Contributor shall be responsible for payment of bonuses to employees of the Division for that portion of the 2005 calendar year occurring on and prior to the Closing Date. FADV shall be responsible for payment of bonuses to employees of the Division for that portion of the 2005 calendar year occurring after the Closing Date, and for all periods thereafter.

LOSANGELES 403828 (2K)	-26-

5.2 Certain Benefits Relating to Acquisition Agreements. From and after the Closing, in the event that Contributor is not permitted to assign to FADV any of the agreements by which Contributor acquired the Company or any Contributed Assets from any third parties, whether by merger, purchase of equity securities, purchase of assets or otherwise, or the XRES Purchase Agreement (collectively, the “Acquisition Agreements”), Contributor shall, subject to Section 5.3 hereof and Section 5.8 of the Master Transfer Agreement, collect indemnification or other amounts under, or reduce or offset against any payment obligations to third parties arising from or relating to, any of the Acquisition Agreements, including offsets or reductions against promissory notes to third parties, which promissory notes reflect payment obligations of Contributor or any of its Affiliates pursuant to any of the Acquisition Agreements, and Contributor shall pay an amount of cash equal to such indemnification, amount, reduction or offset to FADV within five (5) Business Days of the date on which Contributor or its Affiliate collects such indemnification or amount or recognizes such reduction or offset, which recognition will be subject, for the avoidance of doubt, to the timing of any such reduced or offset payment obligation. From and after the Closing, in the event that Contributor or any of its Affiliates is required to pay any earn-out amounts to third parties arising from or relating to, any Acquisition Agreement, FADV shall, and shall cause its Affiliates to, pay an amount of cash equal to such earn-out amounts to Contributor within five (5) Business Days of the date on which Contributor or its Affiliate is required to pay such earn-out amounts.

5.3 Nonassignable Contracts. To the extent that the assignment hereunder by Contributor to FADV of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given and if such assignment otherwise would constitute a material breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and FADV shall assume no direct obligations or liabilities under any such Assumed Contract until such consent is obtained. If any consent or waiver necessary for the sale, transfer, assignment and delivery of an Assumed Contract is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Contributor shall cooperate with FADV following the Closing Date in any reasonable arrangement designed to provide FADV with the rights and benefits under any such Assumed Contract, including enforcement for the benefit of FADV and at FADV’s expense of any and all rights of Contributor against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by FADV, acting as an agent on behalf of FADV or as FADV shall otherwise reasonably require; provided that FADV shall bear Contributor’s reasonable out-of-pocket expenses as such agent and shall indemnify Contributor for actions taken or not taken as such agent; provided, further, that FADV shall cooperate with Contributor following the Closing Date in any reasonable arrangement designed to require FADV to assume, be responsible for and otherwise meet the burdens and obligations under any such Assumed Contract.

5.4 Method of Conveyance. The sale, transfer, conveyance and assignment by Contributor of the Contributed Assets to FADV and the assumption of the Assumed Liabilities by FADV in accordance with this Agreement shall be effected on the Closing Date by the execution and delivery by Contributor and FADV of instruments of transfer and assumption reasonably requested by FADV.

LOSANGELES 403828 (2K)	-27-

5.5 Sublease. Contributor covenants and agrees that it will, on or prior to December 31, 2005, exercise the purchase option under Section 9(c) of the Master Lease Financing Agreement, dated as of December 28, 2001, between General Electric Capital Corporation, as lessor, and the parties named therein as lessees (as amended or supplemented from time to time, the “Master Lease”), with respect to the equipment subject to the Sublease if permitted to do so by the terms of the Master Lease, and will transfer to FADV the title to such equipment that it receives following the exercise of such purchase option.

ARTICLE VI.

INDEMNIFICATION

6.1 Survival of Representations. The representations and warranties of the Parties contained in Articles II and III (and in any Schedule or Exhibit attached hereto or certificate delivered in connection with the Closing) are made only as of the Closing Date (unless a representation speaks as of a specific date, in which case as of such date). Such representations and warranties shall survive the Closing until the date in the eighteenth (18th) calendar month from and after the month in which the Closing Date occurs that corresponds with the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 2.2, 2.18, 2.24(c), 3.2, 3.3 and 3.9 shall survive until the fifth (5th) anniversary of the Closing Date and (b) the representations and warranties contained in Sections 2.12 and 2.24(b) shall survive until thirty (30) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

6.2 Indemnification.

(a) Contributor agrees to indemnify and hold FADV and its Subsidiaries and Affiliates (including, after the Closing, the Company) and each of their respective directors, officers, members, managers, shareholders, employees and agents and any successors thereto (each, a “FADV Indemnified Party”) harmless, on an after-tax basis, from and against any and all claims, losses, liabilities, damages, costs, and reasonable out-of-pocket expenses (including reasonable attorney fees) (collectively, “Losses”) suffered, incurred or paid, directly or indirectly, as a result of or arising out of (i) the failure of any representation or warranty made by Contributor in Article II of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by Contributor in connection with the Closing) to be true and correct in all respects as of the Closing Date (unless a representation speaks as of a specific date, in which case as of such date), (ii) any breach or nonperformance of any covenants or agreements made by Contributor in or pursuant to this Agreement or in Section 5.1 of the Master Transfer Agreement, and (iii) any Excluded Liabilities and (iv) any Excluded Assets.

(b) FADV agrees to indemnify and hold Contributor and its Affiliates and each of their respective directors, officers, members, managers, shareholders, employees and agents and any successors thereto (each, a “Contributor Indemnified Party”) harmless, on an after-tax basis, from and against any and all Losses suffered, incurred or paid, directly or indirectly, as a result of or arising out of (i) the failure of any representation or warranty made by

LOSANGELES 403828 (2K)	-28-

FADV in Article III of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by FADV in connection with the Closing) to be true and correct in all respects as of the Closing Date (unless a representation speaks as of a specific date, in which case as of such date), (ii) any breach or nonperformance of any covenants or agreements made by FADV in or pursuant to this Agreement, and (iii) any Assumed Liability.

(c) The sole recourse and remedy of each FADV Indemnified Party for any inaccuracy in any representation or warranty or alleged representation or warranty by or on behalf of Contributor contained in or made pursuant to this Agreement shall be under the provisions of and to the extent provided in this Article VI. FADV shall comply with this Section 6.2(c) and will not assert any such inaccuracy or seek any recourse or remedy in respect thereof other than under the provisions of this Article VI.

(d) The sole recourse and remedy of each Contributor Indemnified Party for any inaccuracy in any representation or warranty or alleged representation or warranty by or on behalf of FADV contained in or made pursuant to this Agreement shall be under the provisions of and to the extent provided for in this Article VI. Contributor shall comply with this Section 6.2(d) and Contributor will not assert any such inaccuracy or seek any recourse or remedy in respect thereof other than under the provisions of this Article VI.

(e) The obligations to indemnify and hold harmless pursuant to this Section 6.2 shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 6.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

(f) Contributor shall not be required to indemnify and hold harmless for Losses pursuant to Section 6.2(a)(i) until the aggregate amount due in respect of such Losses exceeds $3,050,000, and thereafter Contributor shall be required to indemnify and hold harmless for all Losses in excess of such amount; provided, however, that the maximum aggregate amount of Losses payable by Contributor pursuant to Section 6.2(a)(i) shall not exceed $61,000,000; provided, further, that the limitations provided in this Section 6.2(f) shall not apply to Losses that arise from (i) a breach of any of the representations and warranties contained in Sections 2.2, 2.18 and 2.24(c) or (ii) the intentional breach or misrepresentation of any of the representations and warranties contained in Article II where FADV can prove such intentional breach or misrepresentation was actually caused by the actions or inactions of Parker Kennedy, Anand Nallathambi or John Stancil, which Losses in (i) and (ii) of this proviso shall be limited to a maximum aggregate amount of $335,500,000.

(g) FADV shall not be required to indemnify and hold harmless for Losses pursuant to Section 6.2(b)(i) until the aggregate amount due in respect of such Losses exceeds $3,050,000, and thereafter FADV shall be required to indemnify and hold harmless for all Losses in excess of such amount; provided, however, that the maximum aggregate amount of Losses payable by FADV pursuant to Section 6.2(b)(i) shall not exceed $61,000,000; provided, further, that the limitations provided in this Section 6.2(g) shall not apply to Losses that arise from (i) a breach of any of the representations and warranties contained in Sections 3.2, 3.3 and 3.9 or (ii) the intentional breach or misrepresentation of any of the representations and warranties contained in Article III where Contributor can prove such intentional breach or misrepresentation was

LOSANGELES 403828 (2K)	-29-

actually caused by the actions or inactions of John Long, John Lamson or Akshaya Mehta, which Losses in (i) and (ii) of this proviso shall be limited to a maximum aggregate amount of $335,500,000.

6.3 Indemnification Procedure.

(a) Promptly after the incurring of Losses by any Party or other Person entitled to indemnification under this Article VI (each, an “Indemnified Party”), including any claim by a third party described in Sections 6.3(c) and 6.3(d) which might give rise to indemnification hereunder, the Indemnified Party shall promptly deliver a certificate containing the information described below (a “Certificate”) to the Party that is required to indemnify such Indemnified Party under this Article VI (such indemnifying party, the “Indemnifying Party”). Each Certificate shall:

(i) state that the Indemnified Party has paid or properly accrued Losses or reasonably anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, properly accrued or is estimated to be paid, the basis for any anticipated liability and the nature of the misrepresentation, inaccuracy or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled under Section 6.2 of this Agreement.

(b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then such dispute shall be settled by arbitration in New York, New York, the borough of Manhattan, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. There shall be three arbitrators, one to be chosen by each Indemnifying Party and the Indemnified Party directly at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each arbitrator shall be an attorney (i) whose primary practice area comprises mergers and acquisitions, (ii) with at least fifteen years of practice experience and (iii) that is a partner of a law firm consisting of at least 200 attorneys. Each of the Indemnifying Party and the Indemnified Party shall pay the fees of the arbitrator it selects and of its own attorneys and the expenses of its witnesses, and all other fees and costs shall be borne equally by FADV on the one hand and Contributor on the other. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction and no Party shall object to the entry of such award.

LOSANGELES 403828 (2K)	-30-

(c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurring by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Article VI, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and the Indemnifying Party may at its option assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to the Indemnified Party) and the payment of expenses. An Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified in writing by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnified Party, but the assertion of which would be adverse to the interests of the Indemnifying Party. The Indemnifying Party shall not be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the written consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Losses by reason of such settlement or judgment subject to Section 6.2.

(d) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 6.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 6.3(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying party, as described in Section 6.3(c) are hereinafter referred to as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than three (3) Business Days prior to such payment.

(e) Notwithstanding anything else in this Agreement, concurrent with or prior to making a claim for indemnification under this Article VI, each Indemnified Party shall make a claim or claims under any available insurance policies potentially covering the subject matter of the claim for indemnification made or to be made under this Article VI and shall pursue such insurance claim or claims until paid or coverage is finally denied. To the extent there is an Agreed Claim hereunder and an Indemnified Party collects any amounts under such insurance policies, the Indemnified Party shall promptly pay the Indemnifying Party the amount so collected under such insurance policies up to the amount of the Agreed Claim.

LOSANGELES 403828 (2K)	-31-

(f) Notwithstanding anything herein to the contrary, no Indemnifying Party shall be required to indemnify any Indemnified Party for any special, consequential, punitive or indirect damages hereunder.

ARTICLE VII.

TAX MATTERS

7.1 Tax Returns.

(a) Contributor shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns (including amended Returns and claims for refunds) (i) of the Company or (ii) that relate to the Division and the Contributed Assets, that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date and shall pay any Taxes due in respect of such Returns. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company, the Division and the Contributed Assets shall be reported or disclosed in such Returns.

(b) Except as provided in Section 7.1(a) above, FADV shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns (including amended Returns and claims for refunds) (i) of the Company or (ii) that relate to the Division and the Contributed Assets; provided, however, FADV shall provide Contributor with draft Returns for the Company and that relate to the Division and the Contributed Assets required to be prepared by FADV pursuant to this Section 7.1(b) that include any period or portion thereof ending on or prior to the Closing Date. FADV shall provide Contributor with an opportunity to review and comment on such Returns that include any period or portion thereof ending on or prior to the Closing Date and FADV shall in good faith take into account such comments in its preparation of such Returns.

7.2 Payment of Taxes.

(a) Contributor shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the properties, income and operations of the Company and that relate to the Division and the Contributed Assets for all Pre-Closing Periods, including the portion of the taxable period beginning on or before the Closing Date and ending after the Closing Date (the “Overlap Period”) up to and including the Closing Date. In addition, Contributor shall pay to FADV the amount of any Taxes allocated to Contributor pursuant to Section 7.2(b) below (to the extent that Contributor is liable therefor and to the extent not already paid by Contributor on or before the Closing Date) on or prior to five (5) Business Days prior to the due date of such Taxes.

(b) All Taxes and Tax liabilities with respect to the income, property or operations of the Company and that relate to the Division and the Contributed Assets, that relate to the Overlap Period shall be apportioned between Contributor and FADV as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books

LOSANGELES 403828 (2K)	-32-

and records of the Company and the Division as though the taxable year of the Company and the Division terminated at the close of business on the Closing Date. Contributor shall be liable for Taxes of the Company and that relate to the Division and the Contributed Assets which are attributable to the portion of the Overlap Period ending on and including the Closing Date and FADV shall be liable for such Taxes which are attributable to the portion of the Overlap Period beginning on the day following the Closing Date.

7.3 Transfer Taxes. All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed in connection with the sale of the stock of the Company and the transfer of the Contributed Assets and the assumption of the Assumed Liabilities or any other transaction that occurs pursuant to this Agreement shall be borne equally by Contributor and FADV.

7.4 Controversies.

(a) FADV shall promptly within thirty (30) days of receipt notify Contributor in writing upon receipt by FADV or any Affiliate of FADV (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which Contributor may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Contributor at its sole expense, shall have the authority to represent the interests of the Company and that relate to the Division and the Contributed Assets with respect to any Tax Matter before the IRS, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter.

(b) Except as otherwise provided in Section 7.4(a) above, FADV shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and the Division for all taxable periods.

7.5 Indemnification for Taxes. Notwithstanding any provision to the contrary contained in this Agreement, Contributor agrees to indemnify, defend and hold harmless FADV Indemnified Parties on an after-tax basis against (a) all Taxes imposed on or asserted against the properties, income or operations of the Company and the Division or for which the Company and/or the Division may otherwise be liable, for all Pre-Closing Periods, but only to the extent (i) Contributor has not otherwise indemnified FADV for such Taxes under Section 6.2(a) of this Agreement and (ii) the aggregate amount of such Taxes exceeds the aggregate accruals for Taxes made by Contributor on the books and records of the Company and the Division as of the Closing Date, and (b) all Taxes imposed on the Company as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law.

LOSANGELES 403828 (2K)	-33-

7.6 Allocation of Consideration. Contributor and FADV agree to allocate the aggregate consideration to be paid for the Contributed Assets (other than the capital stock of the Company) in accordance with Section 1060 of the Code. Contributor and the FADV agree that Contributor shall prepare and provide to FADV a draft allocation of such consideration among the Division, the Contributed Assets (other than the capital stock of the Company) and the Assumed Liabilities within ninety (90) days after the Closing Date. FADV shall notify Contributor within thirty (30) days of receipt of such draft allocation of any objection FADV may have thereto. Contributor and FADV agree to resolve any disagreement with respect to such allocation in good faith. In addition, Contributor and the FADV hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 7.6 in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither Contributor nor FADV shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 7.6 except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision.

7.7 Post-Closing Access and Cooperation. FADV shall afford Contributor, upon reasonable notice and without undue interruption to the business of FADV or the Company, access during normal business hours to the books and records of FADV and its Subsidiaries (solely with respect to the Division, the Contributed Assets and the Assumed Liabilities) and the Company relating to the Company, the Division, the Contributed Assets and the Assumed Liabilities prior to the Closing Date for a period of seven (7) years following the Closing Date in connection with (a) preparation of the Returns specified in Section 7.1 above, (b) evaluation of any claim for indemnification under Section 7.5 above, and (c) investigation or contest of any Tax Matter which Contributor has the authority to conduct under Section 7.4 above. FADV shall, and shall cause its Affiliates to, from and after the Closing Date, preserve all books and records of the Company and the Division relating to the Company, the Division, the Contributed Assets and the Assumed Liabilities prior to the Closing Date for such seven (7) year period, and, thereafter, not destroy or dispose of or allow the destruction or disposition of such books and records without first having offered in writing to deliver such books and records to Contributor at Contributor’s expense. If Contributor fails to request such books and records within ninety (90) days after receipt of the notice described in the preceding sentence, FADV may dispose of such books and records.

ARTICLE VIII.

MISCELLANEOUS

8.1 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to (a) the knowledge of a Person, the Person making such representation or warranty confirms that the senior executive officers of such Person have made a reasonable inquiry of the managers reporting to them as to the matters that are the subject of such representations and warranties, (b) the actual knowledge of Contributor, such representation or warranty is made to the actual knowledge of Parker S. Kennedy, Anand Nallathambi and John Stancil without, for the avoidance of doubt, any duty of inquiry, and (c) the actual knowledge of FADV, such representation or warranty is made to the actual knowledge of John Long, John Lamson and Akshaya Mehta without, for the avoidance of doubt, any duty of inquiry.

LOSANGELES 403828 (2K)	-34-

8.2 Expenses. Except as expressly provided herein, each Party shall bear its own (a) costs incurred as a result of the transactions contemplated hereby, including payments to third parties, if any, to obtain their consent to such transactions and (b) professional fees and related costs and expenses (including fees, costs and expenses of accountants, attorneys, benefits specialists, investment banks, financial advisors, tax advisors and appraisers) incurred by it in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby.

8.3 Publicity; Confidentiality. Except as otherwise required by law, neither Contributor (and its Affiliates) nor FADV (and its Affiliates) shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein or therein, without obtaining the prior written consent of the other to the contents and the manner of presentation and publication thereof, which consent shall not be unreasonably or untimely withheld, delayed or conditioned; provided, however, that either Contributor or Parent or FADV may, without the prior written consent of the other, issue any such press release or other public statement as may, upon the advice of counsel, be required by law or the rules or regulations of the New York Stock Exchange or the Nasdaq National Market, as applicable, if it has used all reasonable efforts to consult with the other.

8.4 Governing Law; Jurisdiction.

(a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York (exclusive of conflict of laws principles) applicable to agreements executed and to be performed solely within such State.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court sitting in the borough of Manhattan, New York, or Federal court of the United States of America in the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection herewith, or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 8.5; provided that nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

LOSANGELES 403828 (2K)	-35-

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

8.5 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

(a)	If to FADV, to:

First Advantage Corporation

One Progress Plaza

Suite 2400 St. Petersburg, Florida 33701

Facsimile:	(727) 214-3401
Attention:	John Long
Julie Waters

with a copy (which shall not constitute notice) to:

Independent Committee

c/o Davis Polk & Wardwell

450 Lexington Avenue New York,

New York 10017

Facsimile:	(212) 450-3800
Attention:	John H. Butler

(b)	If to Contributor, to it in care of:

The First American Corporation

1 First American Way

Santa Ana, California 92707

Facsimile:	(714) 800-3325
Attention:	Parker S. Kennedy
Kenneth D. DeGiorgio

LOSANGELES 403828 (2K)	-36-

with a copy (which shall not constitute notice) to:

White & Case LLP

633 West Fifth Street, Suite 1900

Los Angeles, California 90071

Telephone:	(213) 620-7700
Facsimile:	(213) 687-0758
Attention:	Neil W. Rust

or such other address or number as shall be furnished in writing by any such Party. Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (i) if sent by U.S. mail, three (3) Business Days after deposit in the U.S. mail, postage prepaid; (ii) if sent by FedEx or other overnight delivery service, one (1) Business Day after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile, upon receipt.

8.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law, except that FADV may assign any of its rights and benefits (but not its obligations) hereunder to any of its wholly-owned subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

8.8 Entire Agreement. This Agreement, including the other documents referred to herein and in the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

8.9 Amendments. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties and consented to by the Independent Committee.

8.10 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

LOSANGELES 403828 (2K)	-37-

8.11 Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent legally allowed, but shall not be obligated to, (a) extend the time for performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Parties contained herein; provided that, except as otherwise permitted by this Agreement, any extension or waiver granted by FADV shall require the consent of the Independent Committee to be effective. Any agreement on the part of a Party to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed by such Party.

8.12 No Other Representations or Warranties. Except for the representations and warranties contained in Article II of this Agreement or as expressly provided in the agreements contemplated hereby, if Contributor is a party thereto, Contributor makes no express or implied representation or warranty with respect to the Contributed Assets, the Assumed Liabilities, the Company, or the transactions contemplated by this Agreement, and Contributor expressly disclaims any other representations or warranties, whether made by Contributor or any of its respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article III of this Agreement or as expressly provided in the agreements contemplated hereby, if FADV is a party thereto, FADV makes no express or implied representation or warranty with respect to FADV’s business, and FADV expressly disclaims any other representations or warranties, whether made by FADV or any of its respective Affiliates, officers, directors, employees, agents or representatives. Notwithstanding anything else in this Agreement or the other Related Agreements, Contributor does not make any representation or warranty with regard to the assets or business purchased or liabilities assumed under the XRES Purchase Agreement except as provided in Section 2.24 or the effect of the assets or business purchased or liabilities assumed under the XRES Purchase Agreement on the Division or the Business (for purposes of the representations and warranties in Article II (excluding Section 2.24) or otherwise); and the business, assets and liabilities under the XRES Purchase Agreement are being transferred and assumed hereunder to and by FADV on an “as is where is” basis, subject only to Section 5.2.

8.13 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.

*            *            *

LOSANGELES 403828 (2K)	-38-

IN WITNESS WHEREOF, each Party has caused its name to be hereunto subscribed by its duly authorized signatory as of the day and year first above written.

FIRST AMERICAN REAL ESTATE SOLUTIONS, LLC

By:
Name:
Title:

FIRST ADVANTAGE CORPORATION

By:
Name:
Title:

LOSANGELES 403828 (2K)	-Signature Page- FARES Contribution Agreement